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                                                                    EXHIBIT 12.1



                            PRIME HOSPITALITY CORP.
                          STATEMENT RE: COMPUTATION OF
                    THE RATIO OF EARNINGS FOR FIXED CHARGES
                              (S-K SECTION 503(d))



                                                           Pre-Reorganization                                 Post Reorganization
                                    ------------------------------------------------------------------     ------------------------

                                                                                                 For the
                                                                                       ----------------------------
                                                                                       One Month        Five Months     For the Year
                                              For the Year Ended June 30,                Ended             Ended           Ended
                                           -------------------------------              July 31,        December 31,    December 31,
                                    1989         1990          1991          1992         1992             1992            1993
                                    ----         ----          ----          ----       ---------      ------------     ------------

 Computation of earnings:                                (Dollars in thousands)
 Pre-tax income (loss) from
 continuing operations             $10,630    $(290,392)     $(260,456)    $(70,965)      $(10,274)          $2,321         $13,856
                                   =======    ==========     ==========    =========      =========          ======         =======
 Computation of fixed charges:

 For interest                      $40,347       $56,811        $19,331       $8,245           $779          $7,718         $16,116

 For interest on rentals            17,636        17,855          8,091        2,540            189             703           1,924
                                    ------        ------         ------        -----            ---          ------          ------

 Total fixed charges               $57,983       $74,666        $27,422      $10,785           $968          $8,421         $18,040
                                   =======    ==========     ==========    =========      =========          ======         =======

 Total earnings and fixed
 charges                           $68,613    $(215,726)     $(233,034)    $(60,180)       $(9,306)         $10,742         $31,896
                                   =======    ==========     ==========    =========      =========          ======         =======
 Ratio                                1.18            -              -            -              -             1.28            1.77
                                      ====          ====           ====         ====           ====            ====            ====
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